Exhibit 10.1

James Holanda
via email

December 23, 2025

Dear Jim,

We are delighted at the prospect that you will be joining Cable One (the “Company” or “Cable One”) as Chief Executive Officer.  You are expected to be appointed as (i) Chief Executive Officer of Cable One and (ii) a member of the Board of Directors of Cable One.  Your appointment to such positions will be effective as of your start date, which will be on or after January 1, 2026, but in no event later than March 31, 2026 (such start date, the “Commencement Date”).  The role of Chief Executive Officer reports directly to the Board and is subject to your satisfactory completion of a pre-employment background check and all other pre-hire clearances.

SALARY AND BONUS

Beginning on the Commencement Date, your starting salary will be $1,400,000 per annum, payable bi-weekly in accordance with Cable One’s normal payroll practices.  This salary is subject to review and possible adjustment upwards (but not downwards) in Cable One’s sole discretion, including based on market changes, performance, and other factors. Cable One’s executives are generally reviewed annually for changes to compensation and for avoidance of doubt, the salary and bonus stated in this offer letter will be effective through December 31, 2026.

As part of your employment with Cable One, you will be eligible to receive an annual bonus targeted at 150 percent of your base annual salary under the Company’s Annual Executive Bonus Plan, as in effect from time to time (the “Bonus Plan”). Bonuses are awarded in Cable One’s sole discretion and are determined after an evaluation of the Company’s performance as well as your own performance for the period.  Payment of a bonus for one year does not guarantee payment in any subsequent year, and past performance does not guarantee future payouts.  Bonuses are typically paid out in March after the calendar year for which they are awarded, and only employees who remain on Cable One’s payroll on the date of the payment are eligible; provided, however, that in the event your employment is terminated by the Company without Cause or you resign for Good Reason (as such terms are defined in the Severance Plan) after the end of a fiscal year and before your annual bonus for such fiscal year is paid, the Company will pay you the amount of such annual bonus at the same time and in the same form as applicable to actively employed executives of the Company.

In addition, in the event that you do not receive an annual bonus from your current employer with respect to your provision of services for the calendar year 2025 (the “Foregone Bonus”), due to you commencing employment with the Company on the Commencement Date, then, upon provision by you to the Company of reasonable documentation evidencing forfeiture or non-payment of the Foregone Bonus, including the amount of such Foregone Bonus, the Company shall pay a one-time cash amount to you up to $750,000 to replace the Foregone Bonus amount.  As a condition of accepting this offer, you agree that, if your employment with Cable One ends for any reason (other than due to a layoff, reduction in force or other termination by the Company without Cause (as defined in the Severance Plan), your resignation for Good Reason (as defined in the Severance Plan) or termination of your position in the event the Company is sold), less than two years after your Commencement Date, you will be obligated to refund the Company the amount paid to you by the Company in respect of the Foregone Bonus.  Any such refund amount owed to the Company will be deducted from your final paycheck.  If any portion of your refund obligation owed to the Company is still outstanding after such a deduction, you shall reimburse the Company for the remaining amount owed no later than 30 days after the date of termination of your employment.

WORK LOCATION

During your employment, your principal place of work shall be the Company’s offices located in Phoenix, Arizona; provided that you may work remotely from your home in Princeton, New Jersey, in accordance with the Company’s policies in effect from time to time and you further agree that you will spend no less than 50% of your time each year at the Company’s office located in Phoenix, Arizona or other regional Company offices. In connection with your commencement of employment with Cable One and relocation to Phoenix, Arizona to commence such employment, the Company will, subject to you obtaining a residence in the Phoenix area on or promptly following the Commencement Date, provide you with relocation assistance and a temporary housing allowance payment in the amount of $175,000 (the “relocation payment”), payable (if at all) promptly after the Commencement Date. This amount is intended to cover all reasonable travel food, gasoline, lodging, and related expenses in connection with your relocation to commence employment with Cable One, to search for a home and all other moving-related expenses, including but not limited to movement of household goods, storage, rental agency/temporary housing, buying or selling a home, etc.  As a condition of accepting this offer, you agree that, if your employment with Cable One ends for any reason (other than due to a layoff, reduction in force or other termination by the Company without Cause (as defined in the Severance Plan), your resignation for Good Reason (as defined in the Severance Plan) or termination of your position in the event the Company is sold), less than two years after your Commencement Date, you will be obligated to refund the Company the amount of the relocation payment paid to you by the Company.  Any such refund amount owed to the Company will be deducted from your final paycheck.  If any portion of your refund obligation owed to the Company is still outstanding after such a deduction, you shall reimburse the Company for the remaining amount owed no later than 30 days after the date of termination of your employment.

EQUITY COMPENSATION

(a)
Hire-on Award: Subject to the approval of the Compensation and Talent Management  Committee of the Board (the “C&TM Committee”), as soon as reasonably practicable after the Commencement Date, you will receive one-time grants of time-based restricted stock units (“RSUs”) and performance-based RSUs (“PSUs”), having an aggregate grant date value equal to approximately $10,000,000 of which 60% of such grants will be PSUs and 40% will be RSUs (such awards, the “Hire-On Awards”).  The Hire-On Awards will have substantially the same vesting criteria terms as awards granted to other executives of the Company as part of the Company’s 2026 annual grant cycle (including, for the avoidance of doubt, if the Commencement Date is after such 2026 grants are made).  In the event of your termination without “cause” or for “good reason” (as defined in the applicable award agreement), the RSUs and PSUs will vest in accordance with the terms of the applicable award agreement.  Notwithstanding anything to the contrary in the foregoing, the maximum aggregate number of shares subject to the Hire-On Awards shall be no more than 169,000 shares of the Company’s common stock.

(b)
Annual Equity Award: Under the Company’s annual executive compensation program, equity awards are typically made to members of the executive team annually each January and are generally granted as a combination of RSUs and PSUs.  You agree that you will not be eligible for participation in the Company’s annual equity-based award until January 2027.  Upon your eligibility commencing, your equity awards will be consistent with your role and the Company’s executive compensation philosophy, as determined by the C&TM Committee, for each year you remain employed with the Company.

VACATION

Based on the experience you bring to Cable One, we are accelerating your vacation eligibility. You will be eligible for five weeks of accrued vacation per year until you reach the eligibility requirements for additional time as outlined in the Paid Time Off policy in the Associate Guidebook.

BENEFITS

As a full-time employee, you will be eligible for our medical, dental, vision, life, and short-term disability insurance immediately upon hire. Many other voluntary benefits are available to you and are outlined in the attached flyer. Full details of the benefit plans will be available to you during your onboarding process, and you’ll be able to select options that fit your needs and lifestyle once your employment begins.

The equity-based awards described in “Equity Compensation” above generally will be subject to the terms and conditions of the Cable One, Inc. 2022 Omnibus Incentive Compensation Plan, as may be amended or amended and restated (including any successor plan thereto) (the “Plan”), whether or not granted thereunder, and Cable One’s standard terms and conditions, including the restrictive covenants and clawback provisions applicable to executives of Cable One, as provided pursuant to the terms of your award agreements, the Company’s Incentive Compensation Recovery Policy and Clawback Policy, as amended.  Cable One reserves the right to grant your equity awards (including the Hire-On Awards) in the form of inducement awards in accordance with applicable New York Stock Exchange requirements.

In addition, beginning on the Commencement Date you will be eligible to participate in, and receive the severance benefits corresponding to your role as provided under, the Company’s 2025 Executive Severance Plan (the “Severance Plan”), subject to the terms of such plan.

You acknowledge and agree that you will not receive any additional compensation for your membership on the Board.

You also understand and agree that you are solely responsible for any additional tax obligations resulting from the Company’s payments.

This offer is contingent upon our verification of your right to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documents (as noted on the Form I-9) verifying your identity and work authorization within three (3) days of the Commencement Date.  You acknowledge and represent that, as of the Commencement Date, (i) you are legally authorized to work in the United States, (ii) you are not party to or bound by any employment, non-competition, non-solicitation, confidentiality or other agreement that could be reasonably expected to limit or restrict your ability to work for Cable One in any material way and (iii) as of the Commencement Date, you are no longer employed by or providing services of any kind to your current employer or any of its affiliates.

Cable One is an at-will employer, and you or Cable One may end the employment relationship at any time and for any reason, with or without notice.  In the event of your termination for any reason, you agree that you will deliver to Cable One an irrevocable letter of resignation from the Company’s Board of Directors and all other positions and offices of Cable One and its subsidiaries effective simultaneously with the termination of your employment.

Please sign and date this letter below to indicate your acceptance and return the original to me at your earliest convenience.  Please keep a copy for your records.  In the event that you do not commence employment with the Company on or prior to March 31, 2026, then the offer in this letter (including the compensation and benefits herein) will expire with the Company having no further obligation with respect thereto.

I am very excited for the opportunity to work with you and for the amazing results we will deliver in 2026 and beyond.

/s/ Megan M. Detz
Megan M. Detz
Chief People Officer
Cable One, Inc.

ACCEPTED AND AGREED

/s/ James Holanda	December 23, 2025
James Holanda

4